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                      EMERGENCY FILTRATION PRODUCTS, INC.
                                                                    NEWS RELEASE
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FOR IMMEDIATE RELEASE

                      EMERGENCY FILTRATION PRODUCTS, INC.
                    ISSUES CORRECTIONS AND STATUS OF FILING

     LAS VEGAS, NEVADA, DECEMBER 3, 1999 - Emergency Filtration Products, Inc. ("EFP" or "the Company" National Quotation Bureau: EMFP) currently is amending its pending Form 10SB Registration Statement filed under the Securities Exchange Act of 1934 with the Securities and Exchange Commission. Michael J. Crnkovich, EFP's President and Chief Executive Officer, further announced that the Company will be filing, in response to certain comments from the Commission, a Form 8-K which addresses certain prior disclosures.

     The Company and third parities have made certain statements concerning the business and operations of the Company which may include projections, forecasts and opinions. These forward looking statements occurred prior to the filing of the Form 10SB12G. The Company has been informed by its counsel that the statutory safe harbor for forward looking statements is not available to companies that are not subject to the reporting requirements of the Exchange Act of 1934 or to persons acting on the Company's behalf. The Company believed that at the time the statements were made and in the context which the statements were made, that they were correct or that the Company had a reasonable basis for assuming that the statements were correct. Subsequent to the dissemination of the statements, actual results differed from those statements made by the Company and third parties. The statements made and the correct information is as follows:

     On June 21, 1999 Global Penny Stocks, a stock advisory newsletter, issued a Report on EFP. In the Report, it was stated that ClubMedic, Inc., a distributor of EFP products, projected average sales volume of 480,000 units annually. The actual contract, entered into on June 1, 1999 calls for 400,000 units to be sold annually in order for ClubMedic to become an exclusive U.S. distributor.

     The same Report states, "The American Lung Association has said it will endorse the products" In fact, the ALA has said it will endorse the Company's technology only when applied to a lung/breathing related product, which has not yet been developed.

     In an interview with CNBC on June 3, 1999 the following five statements were made regarding the Company's activities at that time. The necessary corrections follow each statement.

     1 - It was stated that "We are patented in 65 countries." The Company decided, in August 1999, to maintain its patents through the European Patent Organization rather than the Patent Co-operative Treaty. Accordingly, patent protection has now been secured or is pending on the original VIV filter technology in the following foreign countries: Australia, Canada, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal, Spain, Sweden, Switzerland, United Kingdom, Aden (Yemen), Anguilla, Antigua, Bahrain, Belize, Bermuda, Botswana, British Indian Ocean Territory, British Virgin


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Islands, Brunei, Cayman Islands, Channel Island of Jersey, Cyprus, Dominica,
Falkland Islands, Fiji Islands, Gambia, Ghana, Gibraltar, Grenada, Guyana, Kenya, Kiribati, Monserrat, Seychelles, Sierra Leone, Solomon Islands, St. Vincent, St. Lucia, St. Kitts-Nevis, St. Helena, Swaziland, Tanganyika, Tanzania, Trinidad, Tobago, Turks & Calcos, Tuvalu, Uganda, Vanuatu, Western Samoa, Zanzibar and Liechtenstein. At the time the comment in the CNBC interview was made, we were also protected in the countries of Hong Kong, New Zealand and South Africa. Because we subsequently chose to exercise patent protection under the European Patent Organization instead of the Patent Cooperation Treaty we lost those three member countries. Thus, at the time of comment we were protected in 66 countries and are now protected in 62 countries

     2 - It was stated that, "We are on top and really are the leader in the industry, even though we're relatively new." This statement was a direct reference to the Company's technology and its CPR Mask White Paper and test results. The Company is not a sales leader in the medical device industry.

     3 - It was stated that, "We're working with associations such as the American Heart Association. We've just been authorized to work within their distribution system." Though the Company is engaged in two projects authorized by and involving the AHA and/or its training centers, no legal relationship exists.

     4 - It was stated that, "Dirks and Company . . . is taking us on as our investment banker." At the time this statement was made, EFP and Dirks were negotiating an investment banking arrangement which never materialized. EFP has no relationship with Dirks and Company and negotiations terminated in July, 1999.

     5 - In response to the interviewer's statement, "So you're asking investors to be patient for the profits." It was stated that, "In the next six months, [investors] can see some profits, but if they really want to hit a home run, be patient. It'll be there." The Company has no profits to date and there is no assurance the Company will be profitable.

Sterling Petersen
PHONE     800-380-7669
FAX       702-798-4939
EMAIL     STPETIE@FLASH.NET